UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 3, 2020

Iradimed Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-36534	73-1408526
(Commission File Number)	(IRS Employer Identification No.)

1025 Willa Springs Dr., Winter Springs, FL	32708
(Address of Principal Executive Offices)	(Zip Code)

(407) 677-8022

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol	Name of each exchange on which registered:
Common stock, par value $0.0001	IRMD	NASDAQ Capital Market

Item 5.02        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 7, 2020, iRadimed Corporation (the “Company”) issued a press release announcing the retirement of Brent Johnson, Executive Vice President of Worldwide Sales and Marketing, effective April 10, 2020 after leading the Company’s commercial efforts since 2012. iRadimed appointed MaryBeth Smith as Vice President of Worldwide Sales, succeeding Mr. Johnson, effective January 20, 2020 (the “Hire Date”). Ms. Smith will report to Leslie McDonnell, President and Chief Executive Officer.

Ms. Smith, 59, has extensive commercial experience with medical technology products. Prior to her appointment at iRadimed, Ms. Smith spent more than 20 years at Natus Medical, Inc., most recently as the Vice President of Sales and Sales Operations for newborn care products. Prior to that, Ms. Smith held a number of leadership and operational roles at Natus where she successfully introduced and established new products as a standard of care. Ms. Smith earned a Bachelor of Science in Nursing from Viterbo University.

There is no arrangement or understanding between Ms. Smith and any other person pursuant to which she was selected as an officer of the Company. Additionally, there is no family relationship between any director or executive officer of the Company and Ms. Smith.

The Company has entered into an employment agreement with Ms. Smith, dated as of January 3, 2020, in connection with Ms. Smith’s appointment as Vice President of Worldwide Sales (the “Employment Agreement”). Pursuant to the Employment Agreement, Ms. Smith’s salary will be $250,000 per year and she is eligible for an annual bonus of 50% of her salary, which amount may be adjusted based on the overall profitability of the Company and her individual performance. Upon her Hire Date, Ms. Smith will receive a grant of Restricted Stock Units totaling $125,000 in value using the Company’s closing stock price on the day preceding her Hire Date. Ms. Smith’s restricted stock units will be in accordance with the terms of the Company’s 2014 Equity Incentive Plan and will vest in four equal annual installments. Upon vesting, Ms. Smith will receive a number of shares of the Company’s common stock equal to the number of restricted stock units that have vested. The Employment Agreement continues until terminated by us or by Ms. Smith in accordance with the terms of the agreement. If Ms. Smith is terminated by us without “cause” or she terminates her employment with us for “good reason”, each as defined under the Employment Agreement, we must pay her an amount equal to twelve months base salary. In the event that we are involved in a change of control transaction, which generally means the transfer of ownership of more than 50% of our shares, and Ms. Smith terminates her employment with us for good reason, we must pay her an amount equal to twelve months base salary. The Employment Agreement also contains non-solicitation, non-compete and confidentiality provisions.

This summary description is qualified in its entirety by reference to the Employment Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The full text of the press release announcing Ms. Smith’s appointment is included in Exhibit 99.1 to this report.

Item 9.01        Financial Statements and Exhibits.

(d)       Exhibits

Exhibit No.	Description
10.1	Employment Agreement, dated as of January 3, 2020 by and between Iradimed Corporation and MaryBeth Smith

99.1	Press release dated January 7, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IRADIMED CORPORATION

Date: January 7, 2020
	By:	/s/Chris Scott
	Name:	Chris Scott
	Title:	Chief Financial Officer